CODE OF BUSINESS CONDUCT

Author:	Management
Date:	February, 2008

OUR VALUES Customer First

We deliver our products and services in a manner that adds value to our products and services for our customers. We will know their preferences and perceptions and market our services accordingly. We will judge our performance against the standards of each customer. Only by satisfying our customers can we provide an attractive return to our shareowners and opportunities for our employees. A promise to a customer by one employee commits all employees to help fulfill it.

Respect for the Individual

We provide our employees full opportunity to contribute to the success of the business through individual participation and challenging responsibilities. We believe our employees are capable, loyal and concerned about the success of the business. We encourage our employees to use their own initiatives to satisfy customers and improve profitability, and we respect their opinions and ideas. We believe ongoing self-development by employees is fundamental to the quality of the contribution each employee makes to the Company.

Pursuit of Excellence

Our goal is to be the leader of our industry, and that calls for excellence in every part of the business by each employee. We must pursue excellence in the quality of each product, service and contact. We debate issues, but once a decision is made, commitment is expected from everyone. Our success depends upon the achievement of excellence through teamwork. Our integrity, as a company and as individuals, must always be without question. Through excellence, we will meet and exceed the expectations of our shareowners.

Positive Response to Change

In today’s world, constant change is inevitable and essential for the survival of our company. Our employees must look to the future and be inspired by change, committed to help mold that change to the Company’s and our customers’ advantage. We will meet the challenge of change with an aggressive and innovative approach to the way we market to and service our customers as well as the way we run our business.

Community

The vitality of our business is directly affected by the quality of life and opportunity in the towns, cities, provinces and states where we work. We will work, as a company, for the betterment of our community, knowing that we cannot prosper apart from our environment.

MANTRA VENTURE GROUP LTD. RESPONSIBILITIES TO EMPLOYEES

Management Accessibility

Mantra and its subsidiary companies (also referred to as the “Company” in this document) has an open-door policy which allows each employee who has a problem, complaint or grievance or is simply looking for advice to go the level of management where he or she feels the problem can best be solved, up to and including the corporate executive.

Employment Practices

The Company will seek qualified applicants for employment without regard to race, color, ancestry, place of origin, political belief, religion, marital status, family status, military status, sexual orientation, physical or mental disability, gender, or unrelated criminal or summary conviction of that person. This policy is applicable to all terms and conditions of employment including advertising or soliciting employment, recruitment, hiring, rates of pay or other forms of compensation, discipline, selection for training, promotion, transfer, layoff, reduction in force and termination. The company will comply with all applicable laws relating to employment practices.

Employee Record

The Company will safeguard the confidentiality of employee records by advising employees of all personnel files maintained on them, collecting only data related to the purpose for which the files were established and allowing those authorized to use a file to do so only for legitimate Company purposes.

Employees will be allowed to inspect (and challenge where necessary) information in their personnel files, other than confidential letters of recommendation, or material relating to other employees, investigative matters and audit material, unless otherwise provided under applicable laws. The Company will comply with all applicable laws relating to employee records and personnel files.

Training

The Company will endeavor to provide training to its employees, as appropriate, to enable them to excel in their areas of responsibility. Such training may take the form of on-the-job coaching, on-site classroom training, or participation in externally offered courses. Employees should however recognize that self-development is first and foremost a personal responsibility of every individual, and a prerequisite for advancement in the Company.

Compliance with Employment Laws

The Company will operate in a manner which reflects both the spirit and intent of legislation governing the employment relationship. In particular, the applicable provincial/state employment standards legislation, Workers’ Compensation, and Human Rights provisions will be adhered to.

YOUR RESPONSIBILITIES

Compliance with Laws and Regulations

You must comply with both the letter and spirit of all laws and governing regulations applicable in the country, province/state and local jurisdiction where business is conducted. The Company will compete solely on the merits of our products and services and will not engage in any form of unlawful competition. Unfair treatment of fellow employees as a result of sex, gender, race, ethnicity, sexual orientation, religion, or any other unlawful basis will not be tolerated. In situations where the proper and ethical course of action is unclear, you should seek counsel from your supervisor.

Coverage of the Code of Business Conduct

This Code covers all Directors, Officers, and Employees of the Company. It also covers members of Corporate and Scientific Advisory Boards. The Company also expects full compliance with applicable laws on the part of organizations with whom it has entered into a commercial relationship, for example a joint venture. It is incumbent upon Directors, Officers and Employees to bring to the attention of Company Management any apparent deviations from legal compliance.

Corporate Opportunities

You may not appropriate to yourself, or direct to any other person or organization, any opportunity that you learn about through your position with the Company or your use of Company property or information, unless you have received prior written permission to do so from a member of the Company’s executive. If you are a Director or an Executive Officer of the Company you require the permission of the Board of Directors. It is never permissible for you to compete against the Company, directly or indirectly. All Employees, Officers and Directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Notwithstanding the foregoing, the responsibilities of Directors of the Company are set out in the Articles of Incorporation.

Code of Ethics of Senior Officers

In addition to the other requirements of this Code, the Company requires the members of its executive team and their direct reports to conduct themselves in accordance with the following policies and procedures:

  Act with honesty and integrity, avoiding actual or apparent conflicts of interest involving personal and professional relationships;

  Provide full ,fair, accurate and timely disclosure in reports and documents that the Company files with, or submits to, any Securities and Exchange Commission and in other public communications;

  Comply with the laws and regulations of federal, state, provincial and local governments and other appropriate regulatory agencies;

  Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated;

  Respect the confidentiality of information acquired in the course of one’s work, except when authorized or otherwise required to make any disclosure, and avoid the use of confidential information for private advantage;

  Share knowledge and maintain professional skills to improve the Company’s communications with its shareholders; and

  Work to promote, by personal example, ethical behavior among employees.

Waivers of this Code

Waivers of any provision of this Code for the benefit of any Director or Executive Officer may be approved only by the Board of Directors or one of its Committees composed solely of independent Directors. Any such waiver will be reported to internal and external stakeholders who may be affected by the decision.

Conflicts of Interest

A conflict of interest exists when an employee’s duty to give undivided business loyalty to the Company may be prejudiced by actual or potential personal benefit from another source. You are expected to avoid any association or investment interest which interferes, might interfere, or might appear to interfere, with the independent exercise of your judgment in the Company’s best interests.

Receiving Gifts, Gratuities, Favors

You must select and deal with those who are doing, or seeking to do business with the Company in a completely impartial manner, without any considerations other than the requirements of local, provincial/state, federal law and the best interests of the Company. This means you shall not seek or accept from any such person or firm any gift, entertainment or favor of a type that goes beyond common courtesies consistent with ethical business practices. Acceptance of cash or gift certificates is forbidden. Any appearance or impropriety must be avoided. Prior disclosure to your supervisor, and approval by your manager, who is not participating in the receipt of the gift, entertainment or favor, is required for acceptance beyond common courtesies. There must be an appropriate business purpose for approval to be given.

Giving Gifts, Gratuities, Favors

When providing to any person in any year a gift or gifts aggregating more than nominal value ($50 or less), you must have prior approval of your Division Head. In no case, however, may improper or illegal payments be made, directly or indirectly, to induce action. This policy does not prohibit customer entertainment, such as accompanying a customer to dinner where a discussion is held.

Bribes, Influence Payments, Kickback

No bribe, influence payment, kickback or other similar unlawful payment designed to secure favored or preferential treatment for or from the Company will be given, solicited or accepted.

Gambling

Under no circumstances will any gambling be tolerated by staff on Company premises or during normal working hours. Gambling is an all inclusive “catch phrase” that includes: racetrack, lotto, card games, bingo, online, offline, telephone, sports book or any other form of wager.

Political Contributions

You are encouraged to participate in the political process. However, when involved in the political process, your participation must not interfere with your job. Such participation may include political contributions to candidates for various public offices. No employee will be reimbursed in any way by the Company for any political campaign contributions. Any decision by an employee to make political contributions will be made freely, voluntarily, and without any influence that infringes on such a decision.

Financial Records

The Company has established and maintains a high standard of accuracy and completeness in its financial records. These records serve as the basis for managing the Company’s business, for measuring and fulfilling the Company’s obligations to its shareowners, employees, customers, suppliers and others, and for compliance with tax and financial reporting requirements.

In the preparation and maintenance of records, you must:

  Use good business judgments in the processing and recording of all transactions;

  Comply with generally accepted accounting standards and practices, rules, regulations and controls;

  See that accounting entries are promptly and accurately recorded and properly documented. No accounting entry may intentionally distort or disguise the true nature of any transaction.

  Maintain books and records which will fairly and accurately reflect our Company’s business transactions.

  Sign only those documents you believe to be accurate and truthful.

  Devise, implement and maintain sufficient internal controls to assure that record-keeping objectives are met.

  Prohibit the establishment of any undisclosed or unrecorded funds or assets for any purpose.

Insider Information and Trading in Stock

Securities laws prohibit your use of insider information when engaging, directly or indirectly, in transactions involving Mantra Venture Group Ltd. (MANTRA) stock. Such laws prohibit you from disclosing inside information to any other persons so that they may trade Mantra stock. Inside information may take many forms but includes financial, technical or other information about the Company which is not available to the public and which might influence an investor’s decision to buy, sell or hold stock.

Some examples are unpublished financial results, operational plans and research or technical innovations, as well as information related to acquisitions, divestitures, new products or inventions, major contracts, expansion plans, financing transactions, major management changes and other important corporate developments.

If you possess such non-public inside information, you may not trade, directly or indirectly, through others in Mantra stock until such information has been publicly disclosed by the Company and the public has had sufficient time to absorb it (generally, two business days), nor may you disclose any such inside information to other persons.

Confidential Information

During the course of your employment, you may learn about trade secrets or other confidential or unpublished information relating to the Company’s business, operations, research or technology. You shall not use or disclose to any third party any such confidential information, either during or after your employment, without the prior written consent of the Company. Under no circumstances may you use such confidential information or disclose it to others for personal gain.

Safeguarding Company Assets

Everyone has an obligation to safeguard Company assets, including exercising care in using Company equipment and bringing to the attention of management any waste, misuse, destruction or theft of Company property or any improper or illegal activity.

Computer hardware, software and data must be safeguarded from damage, alteration, theft, fraudulent manipulation and unauthorized access to and disclosure of Company information.

Employees are expected to adhere to specific security measures and internal controls for each computer system to which they are authorized access, and should avoid any personal use of Company-owned computer hardware or software.

Each employee using licensed software is responsible for understanding and adhering to the terms of the licensing agreement. The right to use software is limited to authorized employees for Company business. Copies of software and associated materials can be made only as specified in the License Agreement. Employees must not sell, transfer, or otherwise make available to any unauthorized person any software products, documentation or copies thereof.

Alcoholic Beverages and Drugs

Being under the influence of alcoholic beverages, unauthorized drugs or controlled substances during the time you are at work, or on Company premises, is prohibited. Bringing in, possessing, providing, buying, selling or otherwise using such beverages, drugs or substances on Company premises is also prohibited. The only exception is the specifically authorized serving of alcoholic beverages at an approved Company-sponsored event, at which time you are expected to govern yourself in an appropriate manner. If you choose to consume alcoholic beverages, we expect you to limit your consumption to a reasonable level during non-working hours when entertaining customers and while traveling out of town on Company business.

OUR RESPONSIBILITY FOR WORKPLACE SAFETY

Mantra is committed to following sound operating practices which foster a safe working environment and are in compliance with applicable provincial/state regulations. Safety is the responsibility of each and every employee.

Accordingly, all employees are expected to follow safe work practices in the interests of their own safety as well as that of fellow employees, and immediately report to their supervisor any work practices and conditions which affect their and/or others’ safety. Management at all levels is expected to demonstrate “zero-tolerance” for the practice of unsafe work behaviors.